Exhibit 10.34

SEVERANCE PAY AGREEMENT AND RELEASE OF ALL CLAIMS

This Transition & Severance Pay Agreement and Release of All Claims (“Agreement”) is entered into on February 23, 2012, between Mike Modak (“Associate” or “You”) and Momentive Performance Materials Inc. and Momentive Performance Materials Holdings Inc. You acknowledge that, throughout your employment with the Company, you were employed at will. You further acknowledge that the Company has no obligation to provide you with any severance benefits or salary continuation other than those outlined in your offer letter, signed by you on June 17, 2008. The Company acknowledges that the termination of your employment is not a termination for Cause or a termination without Good Reason (in each case as defined in any Agreement with the Company to which you are a party or any of the Plans or Agreements referred to in Sections 1a. or b., below. In consideration for your agreement to the Release contained herein and the other conditions set forth in this Agreement, the Company will provide you with the following:

Until February 24, 2012, (the “Termination Date”) you will be an active employee of the Company or its subsidiary (the “Company”) and remain on payroll. After February 10, 2012, you should not perform any work on behalf of the Company or its subsidiary unless so directed. Accordingly, you agree to perform only those duties and functions assigned to you during this two-week notice period.

1.	Considerations:

Severance Payments

The Company agrees to pay you severance equal to fifty-two (52) weeks of your current base salary. Severance payments will be made to you in bi-weekly installments, subject to all applicable legal deductions and withholdings. Deductions for cash advances and other monies due the Company will be made from these payments.

The severance period for which these severance payments will be made will begin on February 27, 2012 and end on February 22, 2013.

Health Care Benefit Continuation

Medical, prescription, vision and dental coverage under the Momentive plans will continue for you at no cost until your severance payments end. At that time, you may elect to continue health care coverage pursuant to COBRA (up to the maximum additional six months of COBRA coverage, with the full cost payable by you for the period of COBRA coverage); and are required to pay any and all premiums associated therewith directly to the third party COBRA Administrator.

If you elect to extend your healthcare coverage through COBRA, coverage will be retroactive to the first of the month following the month of your termination. Once you elect to continue coverage pursuant to COBRA (up to maximum period of eligibility), you will be billed on a monthly basis and are obligated to pay any premiums associated therewith directly to the third party Administrator for as long as you choose to continue coverage. For avoidance of any doubt, the Company will pay the first twelve months following your termination, and you are responsible for payment of the remaining six months of COBRA coverage. The COBRA coverage period is calculated commencing as of March 1, 2012.

2011 Bonus Payment

You will be entitled to receive any earned 2011 cash bonus, pursuant to the terms of the Momentive 2011 Annual Incentive Compensation Plan, payable in Spring 2012 on a date set by the Company. You will not be eligible nor will you receive payments for any other bonuses not specifically mentioned herein.

Expenses and Reimbursements

You agree to submit any and all outstanding 2011 expenses, along with appropriate documentation on or before February 24, 2012. Any and all 2012 expenses, along with appropriate documentation, will be submitted on or before February 24, 2012.

Life Insurance

Company Paid Life Insurance:

You will have the opportunity to convert your Life Insurance coverage to an individual policy. You must complete the conversion form with Aetna within 30 days of Termination Date, if you chose to continue with this benefit.

Company Paid Accidental Death and Dismemberment Insurance (ADD)

Coverage will stop on your Termination Date. If you have interest in continuing coverage, please also pursue this with Aetna directly

Health Care Flexible Spending Account (HCFSA)

You will no longer be able to contribute to the HCFSA while on severance but you can continue to submit expenses incurred during the calendar year against any remaining balance.

Short-Term Disability

Coverage will cease on your last day of employment.

401k

Participation and contributions end as of your Termination Date. You will have access to your account through Fidelity Investments.

Vacation

You will receive payment for all accrued, but unused vacation through your Termination Date. After this date, you will not accrue or earn any additional paid vacation.

All Other Company Sponsored Benefit Plans

Unless specified in this Agreement, you will cease participation in and/or accruing benefits under benefit plans sponsored by the Company or it’s Affiliates (as defined below) as of your Termination Date. “Affiliate” means in the case of a Person, another Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person and the term “Person” shall be construed broadly and shall include, without limitation, an individual, partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, and an unincorporated organization. For purposes of Section 15 of this Agreement, however, the term “Affiliate” shall not, at any time, include any portfolio companies of Apollo Management VI, L.P. or its Affiliates, other than Momentive Performance Materials Holdings Inc. and its subsidiaries.

Outplacement Support

Upon your request, the Company will arrange, at its own expense, a program for executive outplacement services to be provided to you for up to twelve months.

Stock Options

a.	You, the Company and Momentive Performance Materials Holdings Inc. (“MPM Holdings”) agree that the stock options granted to you under the MPM Holdings 2007 Long-Term Incentive Plan (the “2007 LTIP”) and the Non-Qualified Stock Option Agreements (the “Option Agreements”) between you and MPM Holdings, dated as of December 28, 2009 (as amended on March 5, 2010) and April 30, 2010 that are now exercisable for units of Momentive Performance Materials Holdings LLC (“Holdco”) (all capitalized terms in this paragraph, not defined in this Agreement, shall have the meanings ascribed to them in such plan or stock option agreement), will be treated as follows: (i) all of your Tranche A Options shall become Vested Options in accordance with the terms of the 2007 LTIP and the Option Agreement and remain outstanding until the expiration of the scheduled Option Term (determined without regard to the continued service requirement) and (ii) all of your Tranche B Options and Tranche C Options shall remain outstanding until the expiration of the scheduled Option Term (determined without regard to the continued service requirement) and shall become Vested Options if the applicable performance goals are achieved, in accordance with the terms of the 2007 LTIP and the Option Agreement. For the avoidance of doubt, the Options shall remain subject to the provisions of Article X of the 2007 LTIP.

b.

Sale of Units Converted from Common Stock: You and the Company agree that, in lieu of the right granted to you under Section 6(b) of the Securityholders Agreement (as defined below), you shall have the right (the “Put Right”) to sell a portion or all of the units of Holdco that were issued to you in connection with the Combination Agreement (as defined below), to the Company or an Affiliate of the Company (as designated by the Company) at a price of $2.594 per unit (your original cost as adjusted to reflect the conversion of securities under the Combination Agreement), provided you exercise such Put Right by written notice to the Company (delivered to Susan Walden at the address specified in Section 7) indicating such number of units you are electing to sell on or prior to May 22, 2012. The closing of any such sale of units shall be subject to reasonable and customary documentation and shall take place on a date designated by the Company. MPM Holdings and the Apollo Group (as defined in the Securityholders Agreement) each agree that it will not exercise its call rights under Section 6 of the Securityholders Agreement with respect to any units that you hold or acquire in the future. Notwithstanding the fact that the number of options originally granted to you were based on your equity ownership, MPM Holdings and the Apollo Group (as defined in the Securityholders Agreement) also agree that the sale of such units of Holdco, if consummated at your request will in no way impact the number of options heretofore granted to you, nor will it impact the rights and benefits of the options or remaining units you continue to own as outlined above. For purposes herein, “Securityholders Agreement” means the Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among the MPM Holdings and the holders that are party thereto and “Combination Agreement” means the Combination Agreement dated September 11, 2010 between MPM Holdings and Hexion LLC (now known as Momentive Specialty Chemicals Holdings LLC).

2.	Eligibility for Considerations: You understand that, to be eligible for any of the considerations under this Agreement, you must be actively employed and working through the date on which the Company releases you from work. You may not terminate before then or be unavailable for active work due to leave status (disability, workers’ compensation, or personal) on your Termination Date. Should you be on such leave at your Termination Date, you will be covered by the terms and conditions of that particular status for its duration.

3.	Release of All Claims: In exchange for the monies and benefits given to you under this Agreement, you give up the right to bring any claims whatsoever against the Company, its officers, employees, representatives, agents and attorneys, Affiliates and their respective successors and assigns, heirs, executors, and administrators (the “Released Parties”) that relate to your job, termination from your job or the severance and other benefits paid to you under this Agreement. You understand and agree that the Company requested that you review this Severance Pay Agreement and Release of All Claims with an attorney. The claims that you are giving up include, but are not limited to, claims under the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1966, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Equal Pay Act, as amended, the Family and Medical Leave Act, the National Labor Relations Act, as amended, the Fair Labor Standards Act, as amended, the Worker Adjustment and Retraining Notification (“WARN”) Act, the Employee Retirement Income Security Act (“ERISA”), as amended, any and all State Workers Compensation claims of which the Company was not notified and that were not filed prior to your Termination Date, and all other federal, state or local laws regarding rights or claims relating to employment and common law, including but not limited to, any claim for breach of an oral, implied or written employment contract; negligent or intentional misrepresentations; wrongful discharge; defamation; negligent or intentional infliction of emotional distress; and/or violation of public policy. By signing this Agreement, you have agreed to waive your right to file any claim with any Commission, Board or Department relating to your job or your separation from the Company or this Agreement.

4.	Confidentiality of this Agreement: You further agree that this is a Confidential Agreement between you and the Company and the terms and conditions herein are not to be revealed by you other than to your attorney, tax authorities and/or financial advisors and or your spouse (who may not communicate the terms and conditions of the Agreement to any third parties), all except as required by subpoena or other process of law or to the extent the Company discloses its terms in the public domain.

5.	Securityholders, Confidentiality and Proprietary Agreements: You agree that you have and will continue to be bound by the terms of the Amended and restated

Securityholders Agreement, dated as of March 5, 2007, by and among the MPM Holdings and the holders that are party thereto (the “Securityholders Agreement”) as well as any and all confidentiality and proprietary agreements signed by you during your employment with the Company.

6.	Acknowledgment: You received a copy of this Agreement on February 13, 2012 representing the terms of severance from the Company. No deadline of less than 21 days has been imposed upon you to sign this Agreement. If you are signing this Agreement less than 21 days from your Termination Date you understand that you do not have to do so. Changes to this Agreement do not restart the running of the 21-day period.

7.	Cancellation Period: You may revoke this Agreement at any time within seven (7) days after signing it by providing written notice of cancellation by hand delivery or registered mail addressed to: Susan Walden, Vice President, Human Resources at Momentive Performance Materials, Inc. 22 Corporate Woods Blvd., Albany, NY 12211. For the revocation to be effective, the Company must receive written notice no later than the close of business on the seventh day after you sign this Agreement. If you cancel, the Company owes you nothing under this Agreement. This Agreement will not become effective and enforceable until the seven (7) day cancellation period ends.

8.	Company Property: You agree to return your Company-provided property that may be in your possession or control on your Termination Date. You also agree to immediately return all original and duplicate documents, files, computer files and records, policies and procedures and all other tangible things in your possession that were created, collected or received by you while employed by the Company.

9.	Violation of Agreement: If you violate the terms of this Agreement, including, but not limited to, by filing a claim against the Company or any of its Affiliates, soliciting, hiring, or assisting any other person in hiring current employees of the Company or any of its Affiliated Entities (as defined below), and this Agreement is upheld against you, the Company will be entitled to seek repayment of any or all of the considerations provided to you, in addition to legal fees, costs and expenses.

10.	Severability: If any part of this Agreement is found to be unenforceable, the other paragraphs will remain fully valid and enforceable.

11.	Controlling Law/Jurisdiction: This Agreement will be interpreted, enforced and governed by and under the laws of NY, except to the extent preempted by federal law.

12.	Future Cooperation: You agree to cooperate with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits and other proceedings by, against or involving the Company or its Affiliates, including their respective officers, agents, and employees, which relate to matters of which you have knowledge, or should have knowledge, by virtue of your employment by the Company. You agree to immediately notify the Company if subpoenaed or asked to appear as a witness in any matter related to the Company or one of its Affiliates. You further agree to cooperate fully and sign any and all additional documents that may be necessary to carry out the terms and intent of this Agreement. The Company will reimburse reasonable out of pocket expenses approved in advance.

13.	Conduct: You agree to conduct yourself in a manner that does not disparage the Company or is damaging to or otherwise contrary to the Company’s best interests.

14.	No Known Claims / No Future Claims: To the maximum extent permitted by law, you represent and warrant that you have not filed, commenced or participated in any way in any complaints, actions or proceedings of any kind against the Company and its Affiliates with any federal, state or local court or any administrative, regulatory or arbitration agency or body. You further agree that you will not file any claims, and no one will file any claims on your behalf against the Company or any of its Affiliates, with respect to the claims that you have given up in this Agreement.

15.	Non-Solicitation and Non-Competition Agreement: You agree that you are and will continue to be bound by the non-solicitation and non-competition clauses contained in Section 9 of the Securityholders Agreement which you agreed to by executing the Adoption Agreement dated as of December 28, 2009. In addition, in exchange for the consideration contained herein, you agree not to compete against the Company for a period of one (1) year. Specifically you agree:

a.	For a period of one (1) year following your Termination Date, you shall not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company (collectively the “Affiliated Entities” and each such entity an “Affiliated Entity”) to leave the Company or such Affiliated Entity, or in any way interfere with the relationship between the Company or any such Affiliated Entity and the employee or independent contractor; (ii) hire any person who is an employee or independent contractor of the Company or any Affiliated Entity until after twelve months after such individual’s relationship with the Company or such Affiliated Entity has been terminated or (iii) induce or attempt to induce any customer (or former customer who were customers in the two (2) year period immediately prior to such inducement or attempted inducement), supplier, licensee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary or, in any way, interfere with the relationship between any such customer, supplier, licensee or business relationship. For avoidance of any doubt, this provision does not preclude you from responding to requests to serve as a reference as requested by Company employees.

b.

For a period of one (1) year following your Termination Date, you will not directly or indirectly own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, whether or not for compensation) or render any services to any person, firm, corporation or entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries is engaged as of your Termination Date or in which they have proposed or prior to such date, to be engaged in on or after that date and in which you have been involved to any extent at any time during the two (2) year period ending with your Termination Date, in any locale of the country in which the Company or any of its subsidiaries conducts business. Notwithstanding the foregoing, it shall not be a violation of this Agreement for you to join a division or business line of a commercial enterprise with multiple divisions or business lines if such division or business line is not competitive with the businesses of the Company or any of the Affiliated Entities and does not otherwise provide material goods or services to any business or entity that directly or indirectly competes with the Company, provided that you perform such services solely for such non-competitive division or business line, and perform no functions on behalf of and have no involvement with or direct or indirect responsibilities with respect to businesses competitive with the businesses of the Company or any of the Affiliated Entities. For the avoidance of doubt, a commercial enterprise (or division or business line thereof) shall not be considered to be “competitive” with the business of the Company or any of the Affiliated Entities if such enterprise (1) is a non-silicone and non-quartz commercial enterprise; (2) does not produce, manufacture or otherwise distribute any silicone or quartz based products and (3) does not compete with the Company or any of the Affiliated Entities, provided that it shall be a violation of this Section if you undertake or engage in activities during the one (1) year period following your separation, at such commercial enterprise intended to produce or promote products or services that are intended to be directly competitive with the products or services of the Company or any of the Affiliated Entities. Nothing in this Section shall prohibit you from being a passive owner of not more than 4.9% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

16.	Entire Agreement: This Agreement is the entire agreement between you and the Company with respect to the subject matter of this Agreement. There are no other written or oral agreements, understandings or arrangements except the ones contained in this Agreement. The terms of this Agreement may not be changed in any way except in writing, signed by you and the Company.

FULL UNDERSTANDING: By signing this Agreement, you acknowledge that you have carefully read this Agreement; that you have had a reasonable time to consider the language and effect of this Agreement; that the Company has informed you, in writing, to consult with an attorney before signing this Agreement; that you know, understand and agree with the contents of this Agreement; and that you are signing this document voluntarily because you are satisfied with its terms and conditions.

SIGNED:

/s/ Mike Modak	Dated:	February 23, 2012
Mike Modak

Momentive Performance Materials Inc.

/s/ Authorized Party	Dated:	February 29, 2012

Momentive Performance Materials Holdings Inc.

/s/ Authorized Party	Dated:	February 29, 2012

CANCELLATION NOTICE

To cancel this Agreement:

•	Sign below.

•	The Company must receive this Cancellation Notice within seven (7) days of the date you signed the Agreement.

I hereby cancel this Agreement.

Date	Mike Modak